Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 23, 2012 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation with a loan production office located at 8705 SW Nimbus, Suite 240, Beaverton, Oregon 97008 (“Bank”), and JIVE SOFTWARE, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates, in its entirety, the terms of that certain Amended and Restated Loan and Security Agreement between Borrower and Bank dated as of October 14, 2008, as amended from time to time (the “Existing Loan Agreement”). The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Loan Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letters of Credit.

(a) Until the Revolving Line Maturity Date, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Three Million Dollars ($3,000,000.00), minus (i) the sum of all amounts used for Cash Management Services, minus (ii) the FX Reduction Amount, and minus (iii) the Secured Swap Obligations.

(b) If, on the effective date of any termination of this Agreement, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105.0%) of the aggregate face amount of all such Letters of Credit denominated in Dollars plus one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all such Letters of Credit denominated in Foreign Currency, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Loan Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10.0%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 FX Forward Contracts. Until the Revolving Line Maturity Date, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10.0%) of each outstanding FX Forward Contract. The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times (a) Three Million Dollars ($3,000,000.00), minus (b) the sum of all amounts used for Cash Management Services, minus (c) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (d) the Secured Swap Obligations. The amount otherwise available for Credit Extensions under Section 2.1.2 and Section 2.1.4 shall be reduced by an amount equal to ten percent (10.0%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services. Until the Revolving Line Maturity Date, Borrower may use up to (a) Three Million Dollars ($3,000,000.00), minus (b) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), minus (c) the FX Reduction Amount and minus (d) the Secured Swap Obligations, for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will accrue interest at the interest rate applicable to Advances.

2.1.5 Term Loan Advances.

(a) Availability.

(i) Existing Term Advance. Borrower acknowledges that, as of the Effective Date, the outstanding principal balance of the 2011 Senior Term Advance (as defined in the Existing Loan Agreement) is Twelve Million Dollars ($12,000,000.00) (the “Existing Term Advance”), and there is no further availability with respect thereto. Borrower hereby confirms that (A) the Existing Term Advance shall be a Prime Rate Credit Extension and (B) the Selected Amortization Number for the Existing Term Advance shall be twenty (20).

(ii) Converted Advances. Upon Borrower’s written request to Bank, some or all of the Advances outstanding at any time may be converted and deemed to be term advances hereunder with a term equal to that number of months as shall equal the Selected Amortization Number for such Converted Advance multiplied by three (each, a “Converted Advance” and, collectively, the “Converted Advances”).

(iii) Generally; Limitations. The Existing Term Advance and any Converted Advance shall each be referred to herein as a “Term Loan Advance” and, collectively, the “Term Loan Advances”, in each case made by Bank. Borrower shall not request and Bank shall not be required to make more than four (4) Term Loan Advances (which shall include the Existing Term Advance) in any twelve (12) month period. Each Term Loan Advance shall be in an amount of at least One Million Dollars ($1,000,000.00).

(b) Repayment. Commencing on the first (1st) day of the calendar quarter following the Funding Date of each Term Loan Advance and continuing on the first (1st) day of each calendar quarter thereafter, Borrower shall repay such Term Loan Advance in (i) the Selected Amortization Number of consecutive equal quarterly installments of principal, each in an amount equal to the principal amount of such Term Loan Advance as of its Funding Date divided by the Selected Amortization Number, plus (ii) payments of accrued interest on each applicable Interest Payment Date at the rate set forth in Section 2.3(b). All outstanding principal and accrued and unpaid interest under each Term Loan Advance, and all other outstanding Loan Obligations with respect to such Term Loan Advance, are due and payable in full on the Term Loan Maturity Date applicable to such Term Loan Advance.

2.1.6 General Provisions Relating to the Credit Extensions. Each Credit Extension shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Credit Extension or a LIBOR Credit Extension; provided that in no event shall Borrower maintain at any time LIBOR Credit Extensions having more than two (2) different Interest Periods. Borrower shall pay interest accrued on the Credit Extensions at the rates and in the manner set forth in Section 2.3.

2.1.7 Prepayments. Borrower may prepay all or any portion of any Advances or Term Loan Advances at any time, provided, however, (a) Borrower shall provide at least five (5) Business Days’ written notice of any such prepayment and (b) with respect to LIBOR Credit Extensions, nothing herein shall limit the requirement that Borrower pay amounts owing in connection with such prepayment pursuant to Sections 3.6 and/or 3.7.

2.2 Overadvances. If, at any time, the sum of (a) the aggregate outstanding principal amount of any Advances, plus (b) the aggregate outstanding principal amount of the Term Loan Advances, exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the Funding Date for such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Interest Rate. Each Credit Extension shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) the Prime Rate plus the Prime Rate Margin, or (ii) the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. Pursuant to the terms hereof, interest on each Credit Extension shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Credit Extension pursuant to this Agreement for the portion of such Credit Extension so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on Advances shall be due and payable on the Revolving Line Maturity Date, and all accrued but unpaid interest on each Term Loan Advance shall be due and payable on the applicable Term Loan Maturity Date.

(c) Default Rate. At Bank’s election, upon the occurrence and during the continuance of an Event of Default, Loan Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Loan Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Prime Rate Credit Extensions. Each change in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(e) LIBOR Credit Extensions. The interest rate applicable to each LIBOR Credit Extension shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Credit Extension, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Credit Extension.

(f) Debit of Accounts. Bank, for itself and as agent for the Secured Swap Providers, may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank or any Secured Swap Provider when due. These debits shall not constitute a set-off.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Twenty-Five Thousand Dollars ($25,000.00), on the Effective Date;

(b) Anniversary Fees. For each twelve (12) month anniversary of the Effective Date occurring on or prior to the Revolving Line Maturity Date, a fully earned, non-refundable anniversary fee of Twenty Thousand Dollars ($20,000.00), which anniversary fees shall be due and payable on the earlier to occur of (i) such twelve (12) month anniversary of the Effective Date and (ii) the acceleration of the Obligations after the occurrence of an Event of Default. For the sake of clarity, unless already due pursuant to (ii) in the prior sentence, the anniversary fee of Twenty Thousand Dollars ($20,000) shall not be due or payable in the event this Agreement is terminated prior to the applicable anniversary;

(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly on the first (1st) day of each quarter, in arrears, on a calendar year basis, in an amount equal to the Unused Revolving Line Margin per annum of the average unused portion of the Revolving Line. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (i) the Revolving Line and (ii) the average for the period of the daily closing balance of each of the Advances and the Term Loan Advances outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.4(d) notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank shall apply the whole or any part of collected funds against the Revolving Line and the other Loan Obligations then due and owing to Bank, or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be directed by Borrower.

(c) Notwithstanding any provision herein to the contrary, all payments received or collected by Bank (including proceeds for the realization of Collateral) after any or all of the Obligations have been accelerated after the occurrence and during the continuance of an Event of Default (so long as such acceleration has not been rescinded) or upon the occurrence of an additional termination event (as defined under the respective Secured Rate Contract) with Borrower as the affected party (unless otherwise waived) or upon the designation of an early termination date with respect to any Secured Rate Contract with Borrower as the defaulting or affected party, shall be applied as follows:

first, to payment of costs and expenses, including Bank Expenses, of Bank payable or reimbursable by Borrower under the Loan Documents;

second, to (i) the payment of all accrued unpaid interest on the Obligations and fees owed to Bank, and (ii) the payment of any ordinary course settlement payments (including “Unpaid Amounts” as defined in the Secured Rate Contract) then due and payable to any Secured Swap Provider under its Secured Rate Contracts, after such ordinary course settlement payments have been reduced by the amount of any cash collateral that has been made available to such Secured Swap Provider to secure the obligations under such Secured Rate Contract;

third, to (i) the payment of principal of the Loan Obligations including, without limitation any reimbursement obligations in respect of Letters of Credit that are then due and payable; (ii) the payment of all termination payments (but excluding Unpaid Amounts paid under clause “second” above) under the Secured Rate Contracts then due and payable to any Secured Swap Provider, after such termination payments have been reduced by the amount of any cash collateral that has been made available to such Secured Swap Provider to secure the obligations under such Secured Rate Contract; and (iii) the cash collateralization of one hundred ten percent (110.0%) of the face amount of any unmatured Letters of Credit to the extent not then due and payable; and (iv) the cash collateralization of any other unmatured Secured Swap Obligations in an amount necessary to secure the obligations of Borrower to any Secured Swap Provider under its Secured Rate Contracts;

fourth, to payment of any other amounts owing constituting Obligations; and

fifth, any remainder shall be for the account of and paid to whomever may be lawfully entitled thereto.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) Bank, each Secured Swap Provider and each other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third and fourth above.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreements with SVB Asset Management and other financial institutions where accounts are maintained;

(c) Borrower’s Operating Documents and a long form good standing certificate of Borrower certified by the Secretary of State of the State of Delaware and a good standing certificate of Borrower certified by the Secretary of State of the State of Oregon, in each case as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Secretary’s Certificate with completed Borrowing Resolutions for Borrower;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) a bailee’s waiver in favor of Bank for Borrower’s location with Sungard, together with the duly executed original signature thereto;

(g) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(h) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and endorsements in favor of Bank; and

(i) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension and including the conversion of any Advance pursuant to Section 2.1.5(a), is subject to the following conditions precedent:

(a) timely receipt of an executed Notice of Borrowing;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s reasonable discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, each Credit Extension shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Credit Extensions, and (ii) on the requested Funding Date, in the case of Prime Rate Credit Extensions, specifying:

(1) the amount of the Credit Extension;

(2) the requested Funding Date;

(3) whether the requested Credit Extension shall be an Advance or Term Loan Advance;

(4) if the requested Credit Extension is a Term Loan Advance, the Specified Amortization Number;

(5) whether the Credit Extension is to be comprised of LIBOR Credit Extensions or Prime Rate Credit Extensions; and

(6) the duration of the Interest Period applicable to any such LIBOR Credit Extensions included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Credit Extension comprised of LIBOR Credit Extensions, such Interest Period shall be thirty (30) days.

(b) The proceeds of all such Credit Extensions will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Credit Extensions shall be deemed made to Borrower, and no interest shall accrue on any such Credit Extension, until the related funds have been deposited in the Designated Deposit Account.

3.5 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Credit Extensions, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Credit Extensions into LIBOR Credit Extensions;

(2) elect to continue on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date; or

(3) elect to convert on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date into Prime Rate Credit Extensions.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions; and (ii) on the Conversion Date, if any LIBOR Credit Extensions are to be converted into Prime Rate Credit Extensions, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Credit Extensions to be converted or continued;

(3) nature of the proposed conversion or continuation; and

(4) duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Credit Extensions, Borrower shall have failed to timely select a new Interest Period to be applicable to such LIBOR Credit Extensions, Borrower shall be deemed to have elected to convert such LIBOR Credit Extensions into Prime Rate Credit Extensions.

(d) Any LIBOR Credit Extensions shall, at Bank’s option, convert into Prime Rate Credit Extensions in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Credit Extensions which have been previously converted to LIBOR Credit Extensions, or the aggregate principal amount of existing LIBOR Credit Extensions continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Credit Extensions to Prime Rate Credit Extensions pursuant to any of the foregoing.

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Credit Extensions, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Credit Extensions.

3.6 Special Provisions Governing LIBOR Credit Extensions. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Credit Extensions as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Credit Extensions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Credit Extension, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Credit Extension on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Credit Extensions may be made as, or converted to, LIBOR Credit Extensions until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Credit Extensions in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Credit Extensions and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Credit Extensions due to impracticability or illegality under Sections 3.7(e) and 3.7(f)) a borrowing or a conversion to or continuation of any LIBOR Credit Extension does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Credit Extensions occurs on a date prior to the last day of an Interest Period applicable to that Credit Extension.

(d) Assumptions Concerning Funding of LIBOR Credit Extensions. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each of its relevant LIBOR Credit Extensions through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Credit Extension and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Credit Extensions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.

(e) LIBOR Credit Extensions After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Credit Extension be made or continued as, or converted to, a LIBOR Credit Extension after the expiration of any Interest Period then in effect for such Credit Extension and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue LIBOR Credit Extensions referred to therein as Prime Rate Credit Extensions.

3.7 Additional Requirements/Provisions Regarding LIBOR Credit Extensions.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Credit Extension prior to the last day of the Interest Period for such LIBOR Credit Extension, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(2) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Credit Extensions or any deposits referred to in the definition of LIBOR); or

(3) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

(c) Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Credit Extensions, of making or maintaining LIBOR Credit Extensions, or on amounts receivable by it in respect of LIBOR Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 3.7, Borrower shall not be required to compensate Bank pursuant to this Section 3.7 for any amounts incurred more than six months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(d) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(d) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(e) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Credit Extensions for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending LIBOR

Credit Extensions, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Credit Extensions shall terminate; provided, however, Credit Extensions shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Credit Extensions.

(f) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Credit Extensions, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Credit Extensions in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Credit Extension then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Credit Extension or to have outstanding Credit Extensions converted into or continued as Prime Rate Credit Extensions by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, for itself and as agent for each Secured Swap Provider, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, for itself and as agent for each Secured Swap Provider, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until (i) the Obligations (excluding inchoate indemnity obligations) are repaid in full in cash; and (ii) any Contingent Obligations (excluding inchoate indemnity obligations but including unmatured Obligations arising under Letters of Credit, FX Forward Contracts, Cash Management Services and Secured Rate Contracts) are secured with cash collateral in an amount and on terms set forth in this Agreement or otherwise reasonably satisfactory to Bank and to each Secured Swap Provider (such event described in clauses (i) and (ii) being the “Payment in Full” of the Obligations). Upon Payment in Full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank, for itself and as agent for each Secured Swap Provider, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the interest or rights of Bank, for itself and as agent for each Secured Swap Provider, including a notice that any disposition of the Collateral not permitted hereunder, by either Borrower or any other Person, shall be deemed to violate the rights of Bank and the Secured Swap Providers under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing, if applicable, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and any representations referring to the Perfection Certificate shall be deemed to refer to the Perfection Certificate as updated by such information). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. To the best of Borrower’s knowledge, the Accounts are bona fide, existing obligations of Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as notified to Bank pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, as of the Effective Date, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that could reasonably be expected to result in, when considered together with all such actions and proceedings, a Material Adverse Change.

5.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods presented. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on Borrower’s business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable law in all material respects. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on their respective businesses.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for taxes, assessments, deposits and contributions in an aggregate amount of less than One Hundred Fifty Thousand Dollars ($150,000.00). Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements, including without limitation, Permitted Acquisitions and refinancing of existing indebtedness, and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6	AFFIRMATIVE COVENANTS

Until the termination of this Agreement and payment in full of all Obligations (other than inchoate indemnity obligations), Borrower shall do all of the following:

6.1 Government Compliance. Except as permitted in Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing (if applicable) in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Quarterly Financial Statements. Within five (5) days of filing with the SEC, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for the applicable fiscal quarter on form 10Q, certified by a Responsible Officer and in a form reasonably acceptable to Bank (the “Quarterly Financial Statements”);

(b) Quarterly Compliance Certificate. Together with the Quarterly Financial Statements (and, with respect to the last quarter in Borrower’s fiscal year, together with the filing of the 10K with the SEC), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such calendar quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(c) Quarterly Consolidating Financial Statements. As soon as available, but no later than forty five (45) days after the last day of each calendar quarter, a company prepared consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiaries’ individual operations for such calendar quarter, certified by a Responsible Officer and in a form acceptable to Bank;

(d) Annual Audited Financial Statements. Within five (5) days of filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from KPMG LLP or another independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(e) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to any holders of Subordinated Debt;

(f) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be, including, without limitation, Borrower’s 10K, 10Q and 8K reports.

(g) Notice of Default or Legal Actions. Promptly, and in any event within 5 Business Days of Borrower’s knowledge thereof, notice of (i) any event or condition that constitutes an Event of Default, including a statement of the curative action that Borrower proposes to take with respect thereto, and (ii) any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that, when considered together with all such actions and proceedings, could reasonably be expected to result in a Material Adverse Change, including a report regarding the actions that Borrower or such Subsidiary is taking or intends to take with respect thereto; and

(h) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

6.3 Intentionally omitted.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for (a) deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof and (b) taxes, assessments, deposits and contributions in an aggregate amount of less than One Hundred Fifty Thousand Dollars ($150,000.00). Borrower shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank and shall provide that the insurer must give Bank at least twenty (20) days’ notice before canceling or declining to renew its policy (other than for non-payment of premium, in which case insurer must give Bank at least ten (10) days’ notice). All liability policies shall show, or have endorsements showing, Bank as an additional insured. Borrower shall give Bank at least twenty (20) days’ notice before any of its property policies are cancelled or not renewed (other than for non-payment of premium, in which case Borrower must give Bank at least ten (10) days’ notice). At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable to Borrower or Bank under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Borrower will maintain its primary operating and depository accounts with Bank.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7 Financial Covenants. Maintain at all times, to be tested as of the last day of each quarter as set forth below:

(a) Adjusted EBITDA. Adjusted EBITDA of (i) ($20,000,000.00) for the period beginning on January 1, 2012 and ending on the last day of the fiscal quarter ending on each of March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, and (ii) $0.00 for the period beginning on January 1, 2013 and ending on the last day of the fiscal quarter ending on each of March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013;

(b) Adjusted Quick Ratio. An Adjusted Quick Ratio of at least (i) at the end of each fiscal quarter occurring on or prior to December 31, 2013, 2.0 to 1.0, and (ii) at the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2014, 1.50 to 1.0;

(c) Fixed Charge Coverage Ratio. At the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2014, a Fixed Charge Coverage Ratio of at least 1.50 to 1.0; and

(d) Total Leverage Ratio. At the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2014, a Total Leverage Ratio of less than or equal to 2.50 to 1.0.

6.8 Protection of Intellectual Property Rights.

(a) (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) use commercially reasonable efforts to not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on ten (10) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850.00) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.

6.11 Interest Rate Protection. If Borrower enters into Rate Contracts to hedge the interest rate with respect to the Term Loan Advances, Borrower shall maintain at all times such Rate Contracts with one or more Secured Swap Providers selected by Bank in form and substance satisfactory to Bank and such Secured Swap Providers, which Rate Contracts shall be Secured Rate Contracts hereunder in an aggregate notional amount to at no time exceed one hundred percent (100.0%) of the outstanding principal amount of the Term Loan Advances.

6.12 Creation/Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Section 7.3 and Section 7.7 hereof, in the event that Borrower or any Subsidiary creates or acquires any Domestic Subsidiary on or after the Effective Date (a “New Subsidiary”), Borrower shall provide prior notice to Bank and, at Bank request take all such action as may be reasonably required by Bank to cause each such New Subsidiary to become a co-borrower or guarantor (as determined by Bank) under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such New Subsidiary (substantially as described on Exhibit A hereto), all pursuant to documentation reasonably acceptable to Bank (and including, without limitation, delivery to Bank of any stock certificates, units or other evidence of ownership in respect of Subsidiaries of such New Subsidiary). Borrower shall grant and pledge to Bank a first priority perfected security interest in the stock, units or other evidence of ownership of each New Subsidiary (including delivery to Bank of such stock, units or other evidence of ownership). In addition, Borrower hereby agrees that, upon Bank’s request (a “Joinder Request”), Borrower shall promptly take the actions contemplated herein with respect to Jive Holdco.

6.13 Post-Closing Requirements.

(a) Deliver to Bank, within ninety (90) days of the Effective Date, a fully-executed lien waiver and access agreement with respect to Borrower’s location with IO Data Centers at 615 N. 48th Street, Phoenix, Arizona 85008, in form and substance satisfactory to Bank.

(b) For a period of ninety (90) days following the Effective Date, use its best efforts to obtain and deliver to Bank a fully-executed lien waiver and access agreement with respect to Borrower’s location with SunGard at 3431 North Windsor Drive, Aurora, Colorado 80011, in form and substance satisfactory to Bank.

6.14 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Until the termination of this Agreement and payment in full of all Obligations (other than inchoate indemnity obligations), Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (e) Transfers of property in the ordinary course of business for reasonably equivalent consideration; (f) Transfers to Borrower from any of its Subsidiaries; (g) Transfers in connection with a Permitted Acquisition of a portion of the assets or rights acquired for reasonably equivalent consideration; and (h) other Transfers of assets not otherwise permitted in this Section 7.1, of up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate per year.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) if a Key Person ceases to hold such office with Borrower and a replacement for such Key Person (including an interim replacement) acceptable to Borrower’s board of directors is not made within ninety (90) days; or (ii) permit or suffer a Change in Control. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee not already disclosed in the Perfection Certificate, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (i) Permitted Acquisitions, (ii) the acquisition of capital stock of a Subsidiary that constitutes a Permitted Investment and (iii) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens that are permitted to have superior priority to Bank’s Lien in this Agreement, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, other than Permitted Distributions; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom; (c) reasonable and customary director, officer and employee compensation and other benefits and indemnification arrangements; and (d) transactions approved by a majority of the disinterested members of the board of directors.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except as permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) make any amendments to Subordinated Debt except that Borrower may make amendments so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder to the same extent as originally contemplated under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation or permit any of its Subsidiaries to do so, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan (but in any case excluding any 401(k) plan) which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Loan Obligations within three (3) Business Days after such Loan Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date, as applicable). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8(b), 6.10, 6.11, 6.12, or 6.13, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply to financial covenants or any other covenants set forth in clause (a) above;

8.3 Intentionally omitted.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets with an aggregate value in excess of Five Hundred Thousand Dollars ($500,000.00) by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000.00);

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9 Subordinated Debt. Any subordination, intercreditor or similar agreement with respect to any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank, for itself and as agent for each Secured Swap Provider, may, without notice or demand, do any or all of the following:

(a) declare all Loan Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Loan Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, (i) demand that Borrower deposit cash with Bank in an amount equal to the sum of (A) one hundred five percent (105.0%) of the face amount of all such Letters of Credit denominated in Dollars, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, for all such Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Loan Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit, and (iii) deposit with Bank, to hold as agent for the Secured Swap Providers, cash collateral in an amount determined by Bank and/or the Secured Swap Providers to be necessary to secure the unmatured obligations of Borrower under the Secured Rate Contracts, and Borrower shall forthwith deposit and pay such amounts;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until the Payment in Full of all Obligations and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until the Payment in Full of all Obligations and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Loan Obligations and secured by the Collateral. Bank will make reasonable efforts to provide

Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in the order specified in Section 2.5(c). Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank and to any Secured Swap Provider for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable to Borrower or any Secured Swap Provider or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default (except as expressly provided for herein), nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Jive Software, Inc. 915 SW Stark Street, Suite 400 Portland, Oregon 97205 Attn: Bryan LeBlanc Fax: (503) 961-1047 Email: bryan.leblanc@jivesoftware.com

If to Bank:	Silicon Valley Bank 8705 SW Nimbus, Suite 240 Beaverton, Oregon 97008 Attn: Mr. Ron Sherman Fax: (503) 526-0818 Email: RSherman@svb.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self- help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms of the Warrant).

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank, any Secured Swap Provider and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents or any Secured Rate Contract; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank or Secured Swap Provider and Borrower contemplated by the Loan Documents or any Secured Rate Contract (including reasonable attorneys’ fees and expenses), except for Claims and/or losses or expenses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement, the other Loan Documents and the Secured Rate Contracts.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. With the written consent of Borrower, Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, no amendment, waiver or consent of this Agreement or any Loan Document altering the ratable treatment of the Secured Swap Obligations and resulting in such Secured Swap Obligations being junior in right of payment to principal on the Loan Obligations owing to Bank, or resulting in Secured Swap Obligations owing to any Secured Swap Provider becoming unsecured (other than releases and modifications of Liens permitted in accordance with the terms hereof), in each manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and the Payment in Full of all Obligations. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement and the other Loan Documents. In cases of uncertainty this Agreement and the other Loan Documents shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement and the other Loan Documents is determined solely by the provisions of this Agreement and the other Loan Documents. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Costs” is defined in Section 3.7(b).

“Adjusted EBITDA” shall mean, for any period of determination, (a) EBITDA minus (b) unfunded capital expenditures.

“Adjusted Quick Ratio” is a ratio, determined on a consolidated basis, of (a) Quick Assets to (b) (i) Current Liabilities minus (ii) the current portion of Deferred Revenue.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns ten percent (10.0%) or more or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the Revolving Line, minus (b) the aggregate outstanding principal amount of the Term Loan Advances, minus (c) the aggregate outstanding principal amount of the Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents and the Secured Rate Contracts to which it is a party, (b) that attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents and the Secured Rate Contacts to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents and the Secured Rate Contracts on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Credit Extension, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, such “Business Day” must also be an F/X Business Day.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Investments of the kinds described in clauses (a) through (c) of this definition; and (e) Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Claims” is defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations under any Rate Contract; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Credit Extension into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Credit Extension to a LIBOR Credit Extension or a LIBOR Credit Extension to a Prime Rate Credit Extension.

“Converted Advance” and “Converted Advances” are defined in Section 2.1.5(a).

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, Term Loan Advance or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year, determined on a consolidated basis.

“Default Rate” is defined in Section 2.3(c).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account identified in writing to Bank and maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean, for any period of determination, determined on a consolidated basis, (a) Borrower’s Net Income plus (b) to the extent deducted in the calculation of Borrower’s Net Income, Interest Expense, income tax expense, depreciation expense and amortization expense, plus (c) other non-recurring expenses or charges that do not represent a cash item in such period or any future period, including stock based compensation and any purchase accounting adjustments , plus (d) impairment of goodwill, intangible and tangible assets approved by Bank on a case-by-case basis, plus (e) any increase in Borrower’s Deferred Revenue from the prior period, plus (f) any other adjustments approved by Bank on a case-by-case basis, and minus (g) any decrease in Borrower’s Deferred Revenue from the prior period. For the purposes of calculating EBITDA for purposes of calculating the financial covenants set forth in Section 6.7, if at any time during the period for which such calculation is being made, Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such period shall be calculated on a Pro Forma Basis.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Existing Loan Agreement” is defined in the preamble hereof.

“Existing Term Advance” is defined in Section 2.1.5(a).

“Fixed Charge Coverage Ratio” shall mean, at any date of determination, determined on a consolidated basis, the ratio of (a) EBITDA for the twelve (12) month period ending on such date of determination to (b) the sum of (i) Interest Expense and taxes paid by Borrower and its Subsidiaries during the twelve (12) month period ending on such date of determination, and (ii) scheduled principal payments on Funded Debt for the twelve (12) month period commencing on such date of determination.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funded Debt” is, determined on a consolidated basis, all (a) borrowed money (whether direct or indirect) incurred, assumed, or guaranteed, plus (b) all capital lease obligations, plus (c) all synthetic lease obligations, plus (d) all obligations, contingent or otherwise, under any letters of credit, plus (e) all obligations for the deferred purchase price of capital assets, plus (f) all obligations under conditional sales agreements; provided, however, Funded Debt shall not include (i) Borrower’s obligations under operating leases, and (ii) Borrower’s obligations under guarantees provided in respect of operating leases of Borrower’s Subsidiaries.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day; provided, however, (a) with respect to the Existing Term Advance, the Funding Date shall be the Effective Date and (b) with respect to any Converted Advance, the Funding Date shall be the date of the conversion pursuant to Section 2.1.5(a).

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with Rate Contracts, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means (a) with respect to any LIBOR Credit Extension, the last day of each Interest Period applicable to such LIBOR Credit Extension, and (b) with respect to Prime Rate Credit Extensions, (i) the first (1st) day of each calendar quarter, and (ii) each date a Prime Rate Credit Extension is converted into a LIBOR Credit Extension to the extent of the amount converted to a LIBOR Credit Extension.

“Interest Period” means, as to any LIBOR Credit Extension, the period commencing on the date of such LIBOR Credit Extension, or on the conversion/continuation date on which the LIBOR Credit Extension is converted into or continued as a LIBOR Credit Extension, and ending on the date that is thirty (30), sixty (60), or ninety (90) days thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Credit Extension shall end later than the Revolving Line Maturity Date for Advances or the Term Loan Maturity Date for Term Loan Advances, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Credit Extension that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Credit Extension.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“ISDA Master Agreement” means, as modified or supplemented from time to time, the 1992 or 2002 ISDA Master Agreement and related schedule thereto, as published by the International Swaps and Derivatives Association, Inc., as supplemented by any credit support annex and confirmation confirming any transaction thereunder.

“Jive Holdco” is Jive U.S. Holding, Inc., Borrower’s Subsidiary existing as of the Effective Date organized under the laws of Delaware.

“Joinder Request” is defined in Section 6.12 of this Agreement.

“Key Person” is either of Borrower’s Chief Executive Officer or Chief Financial Officer.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Credit Extension to be made, continued as or converted into a LIBOR Credit Extension, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Credit Extension.

“LIBOR Credit Extension” means a Credit Extension that bears interest based at the LIBOR Rate plus the LIBOR Rate Margin.

“LIBOR Rate” means, for each Interest Period in respect of each LIBOR Credit Extension, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is (a) with respect to Advances, two percent (2.0%), and (b) with respect to Term Loan Advances, two and one quarter of one percent (2.25%), provided that at such times that Borrower maintains an Adjusted Quick Ratio of greater than or equal to 2.75 to 1.00, the LIBOR Rate Margin shall be (x) with respect to Advances, one and three quarters of one percent (1.75%), and (y) with respect to Term Loan Advances, two percent (2.0%). Any change in the LIBOR Rate Margin due to a change in the Adjusted Quick Ratio shall take effect on the first (1st) calendar day of the month following the Bank’s receipt of Borrower’s financial statements for which the Adjusted Quick Ratio was calculated.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, and FX Forward Contract, any note, or notes or guaranties executed by Borrower, any subordination agreement, and any other present or future agreement between Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified, excluding, however, the Secured Rate Contracts.

“Loan Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement or the other Loan Documents, including, without limitation, all obligations relating to any letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents, provided, however, that the Loan Obligations shall not include the Secured Swap Obligations.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Net Income” means the net income (or deficit) of Borrower on a consolidated basis, determined in accordance with GAAP.

“New Subsidiary” is defined in Section 6.12.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit B, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit C, with appropriate insertions.

“Obligations” mean the Loan Obligations and the Secured Swap Obligations.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Parent” is defined in Section 3.7(d).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment in Full” is defined in Section 4.1.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” is any acquisition by the Borrower of all or the majority the capital stock, or substantially all or a majority of the assets, of any Person or a division of a Person, provided such acquisition complies with the following criteria:

(a) no Event of Default has occurred and is continuing or would exist after giving effect to the acquisition;

(b) Borrower is the surviving legal entity or the surviving parent company of the acquired target company;

(c) to the extent that the total consideration (including cash and the value of any non-cash consideration) for the contemplated acquisition exceeds Five Million Dollars ($5,000,000.00), Borrower is in compliance on a Pro Forma Basis with all covenants in this Agreement;

(d) the target company is in the same or similar line of business to that of Borrower;

(e) the acquisition of the target company shall be a voluntary transaction and not a hostile takeover or acquisition;

(f) Borrower has at least Fifty Million Dollars ($50,000,000.00) in unrestricted and unencumbered (except for the encumbrance in favor of Bank consisting of the general security interest granted hereunder) cash with Bank, Bank’s Affiliates and/or a third party so long as a Control Agreement satisfactory to Bank has been executed and delivered with respect to any non-Bank account containing such funds both before and after giving effect to the acquisition (including, without limitation, after payment in full of the purchase price in connection with such acquisition); and

(g) to the extent that such acquisition contemplates the formation of a Subsidiary or, after giving effect to the acquisition, either Borrower or any Subsidiary having a new Subsidiary, Borrower has complied with Section 6.12.

“Permitted Distributions” are:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in any fiscal year, provided that at the time of any such purchase, and after giving effect to any such purchase, no Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations; and

(f) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness under Rate Contracts so long as such Rate Contracts are entered into with financial institutions or brokerage firms in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(g) Indebtedness secured by Permitted Liens; and

(h) Indebtedness between Borrower and any of its Subsidiaries or among any of Borrower’s Subsidiaries otherwise constituting a Permitted Investment (and at all times subject to the limitations in subsection (f)(ii) of the definition of Permitted Investments);

(i) Indebtedness with respect to letters of credit;

(j) Indebtedness of Persons acquired in connection with any transaction permitted by Section 7.3, provided that such Indebtedness was not created in contemplation of such transaction;

(k) earn-out obligations or deferred payments of consideration in connection with any transaction permitted by Section 7.3;

(l) other Indebtedness, if, on the date of incurring any Indebtedness pursuant to this clause (l), the outstanding aggregate amount of all Indebtedness incurred pursuant to this clause (l) does not exceed Five Hundred Thousand Dollars ($500,000.00); and

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest to the extent required by Section 6.6;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) (i) Investments of Subsidiaries in or to other Subsidiaries or Borrower and (ii) Investments by Borrower in Subsidiaries not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of Rate Contracts so long as such Rate Contracts are entered into with financial institutions or brokerage firms in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k) Investments permitted by Section 7.3, including the formation of any Subsidiary in connection with such Investment and the capitalization of such Subsidiary in any amounts necessary to consummate the acquisition permitted by Section 7.3, whether by capital contribution or intercompany loans, but in any case specifically excluding any Investments in any such Subsidiaries after any such acquisition unless otherwise permitted by subsection (f) of this definition of Permitted Investments; and

(l) other Investments, if, on the date of incurring any Investments pursuant to this clause (l), the outstanding aggregate amount of all Investments incurred pursuant to this clause (l) does not exceed Five Hundred Thousand Dollars ($500,000.00).

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens or capital leases (i) on Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto and the proceeds thereof), acquired or held by Borrower incurred for financing the acquisition of the Equipment, securing no more than Three Million Dollars ($3,000,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto and the proceeds thereof) when acquired, if the Lien is confined to the Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto) and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i) Liens consisting of pledges of cash, cash equivalents or government securities to secure Rate Contracts so long as such Rate Contracts are entered into with financial institutions or brokerage firms in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(k) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required under Section 6.6;

(m) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums; and

(n) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is, with respect to any day, the “Prime Rate” as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published).

“Prime Rate Credit Extension” means a Credit Extension that bears interest based at the Prime Rate plus the Prime Rate Margin.

“Prime Rate Margin” is (a) with respect to Advances, one quarter of one percent (0.25%), and (b) with respect to Term Loan Advances, one half of one percent (0.50%), provided that at such times that Borrower maintains an Adjusted Quick Ratio of greater than or equal to 2.75 to 1.00, the Prime Rate Margin shall be (x) with respect to Advances, zero percent (0.00%), and (y) with respect to Term Loan Advances, one quarter of one percent (0.25%). Any change in the Prime Rate Margin due to a change in the Adjusted Quick Ratio shall take effect on the first (1st) calendar day of the month following the Bank’s receipt of Borrower’s financial statements for which the Adjusted Quick Ratio was calculated.

“Pro Forma Basis” means, for any acquisition that occurs subsequent to the commencement of a period for which the financial effect of such transaction is being calculated, and giving effect to the transaction for which such calculation or determination is being made, such calculation or determination shall give pro forma effect to such acquisition (and any related incurrence or repayment of Indebtedness) as if it occurred on the first day of the period for which such calculation is being made (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC).

“Quarterly Financial Statements” is defined in Section 6.2(a).

“Quick Assets” is, on any date, Borrower’s consolidated unrestricted cash and Cash Equivalents maintained with Bank, plus unrestricted and unencumbered cash or Cash Equivalents deposited with or invested through a third party so long as a Control Agreement satisfactory to Bank has been executed and delivered with respect to such deposits or investments, plus net billed accounts receivable.

“Rate Contracts” mean any swap agreement (as such term is defined in Section 101 of the Bankruptcy Code) and all other agreements or documents now existing or hereafter entered into by Borrower that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction (other than FX Forward Contracts), currency swap, cross currency rate swap, currency option or any similar transaction, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower exposure to fluctuations in interest rates, currency exchange rates, loan, credit exchange, security, or commodity prices.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Credit Extensions.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Controller and Assistant Controller of Borrower.

“Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Thirty Million Dollars ($30,000,000.00).

“Revolving Line Maturity Date” is May 23, 2015.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Rate Contract” means any Rate Contract entered into in writing under an ISDA Master Agreement (a) between Borrower and Secured Swap Provider, (b) has been provided or arranged by Bank or its Affiliate; and (c) if the Secured Swap Provider is not Bank or its Affiliate at the time of execution and delivery of such Rate Contract, Bank has acknowledged in writing such Rate Contract constitutes a “Secured Rate Contract” hereunder and Bank and such Secured Swap Provider have entered into an agency addendum to the ISDA Master Agreement.

“Secured Swap Obligations” are Borrower’s obligations to pay when due any and all amounts that Borrower owes any Secured Swap Provider, now or later, under any Secured Rate Contract, and including interest accruing after Insolvency Proceedings begin and all debts, liabilities, or obligations of Borrower assigned to any Secured Swap Provider, including the obligation to perform Borrower’s duties under the Secured Rate Contracts.

“Secured Swap Provider” means (i) Bank or an Affiliate of Bank (or a Person who was Bank or an Affiliate of Bank at the time of execution and delivery of a Secured Rate Contract) who has entered into a Secured Rate Contract with Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by Bank or an Affiliate of Bank, and any assignee thereof.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Selected Amortization Number” is, with respect to each Term Loan Advance, the number of consecutive equal quarterly principal payments that shall be made by Borrower with respect to such Term Loan Advance pursuant to Section 2.1.5(b), as selected by Borrower in writing, provided (a) such Selected Amortization Number shall be four (4), eight (8), twelve (12), sixteen (16) or twenty (20), and (b) if Borrower does not clearly specify a Selected Amortization Number or selects a number other than four (4), eight (8), twelve (12), sixteen (16) or twenty (20), the Selected Amortization Number shall be twenty (20).

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter incurred indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan Advance” and “Term Loan Advances” are defined in Section 2.1.5(a).

“Term Loan Maturity Date” is, (a) with respect to each Term Loan Advance with a Selected Amortization Number of four (4), the first (1st) day of the fourth (4th) calendar quarter following the calendar quarter in which the Funding Date of such Term Loan Advance occurs, (b) with respect to each Term Loan Advance with a Selected Amortization Number of eight (8), the first (1st) day of the eighth (8th) calendar quarter following the calendar quarter in which the Funding Date of such Term Loan Advance occurs, (c) with respect to each Term Loan Advance with a Selected Amortization Number of twelve (12), the first (1st) day of the twelfth (12th) calendar quarter following the calendar quarter in which the Funding Date of such Term Loan Advance occurs, (d) with respect to each Term Loan Advance with a Selected Amortization Number of sixteen (16), the first (1st) day of the sixteenth (16th) calendar quarter following the calendar quarter in which the Funding Date of such Term Loan Advance occurs, and (e) with respect to each Term Loan Advance with a Selected Amortization Number of twenty (20), the first (1st) day of the twentieth (20th) calendar quarter following the calendar quarter in which the Funding Date of such Term Loan Advance occurs.

“Total Leverage Ratio” shall mean, at any date of determination, determined on a consolidated basis, a ratio of (a) Funded Debt (excluding the principal amount of any Subordinated Debt), to (b) EBITDA measured with respect the twelve (12) month period ending on such date of determination.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

“Unused Revolving Line Margin” is 0.35%, provided that at such times that Borrower maintains an Adjusted Quick Ratio of greater than or equal to 2.75 to 1.00, the Unused Revolving Line Margin shall be 0.30%. Any change in the Unused Revolving Line Margin due to a change in the Adjusted Quick Ratio shall take effect on the first (1st) calendar day of the month following the Bank’s receipt of Borrower’s financial statements for which the Adjusted Quick Ratio was calculated.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

JIVE SOFTWARE, INC.

By:	/s/ Bryan J. LeBlanc
Name:	Bryan J. LeBlanc
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Matt Monroe
Name:	Matt Monroe
Title:	Relationship Manager

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include:

(a) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter;

(b) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of Jive Holdco which shares entitle the holder thereof to vote for directors or any other matter, provided, however, immediately upon the earlier to occur of (i) the date that Jive Holdco holds any assets other than stock of Foreign Subsidiaries or (ii) a Joinder Request, then the exclusion provided herein shall no longer be applicable and all of the issued and outstanding shares of capital stock owned by Borrower of Jive Holdco shall be automatically deemed to be part of the Collateral;

(c) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property; or

(d) any Equipment subject to a lien described in clause (c) of the definition of Permitted Liens if the granting of a lien in such Equipment is prohibited by or would constitute a default under any agreement or document governing such Equipment (but only to the extent such prohibition is enforceable under applicable law), provided that upon the termination or lapsing of any such prohibition, such Equipment shall automatically be part of the Collateral.

EXHIBIT B

FORM OF NOTICE OF BORROWING

JIVE SOFTWARE, INC.

Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive Santa Clara, CA 95054 Attention: Corporate Services Department

RE:	Second Amended and Restated Loan and Security Agreement dated as of , 2012 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between JIVE SOFTWARE, INC. (“Borrower”), and SILICON VALLEY BANK (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4 of the Loan Agreement, of the borrowing of a Credit Extension.

1. The requested Borrowing shall be a [Advance] or [Term Loan Advance]

2. The Funding Date, which shall be a Business Day, of the requested borrowing is             .

3. The aggregate amount of the requested borrowing is $            .

4. If the requested Borrowing is a Term Loan Advance, the requested number of quarterly principal payments is             [4,8,12,16 or 20] (the “Selected Amortization Number”)

5. The requested Credit Extension shall consist of $            of Prime Rate Credit Extensions and $            of LIBOR Credit Extensions.

6. The duration of the Interest Period for the LIBOR Credit Extensions included in the requested Credit Extension shall be [30/60/90] days.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Credit Extension before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and

(b) no Event of Default has occurred and is continuing, or would result from such proposed Credit Extension.

BORROWER:

JIVE SOFTWARE, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

JIVE SOFTWARE, INC.

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

RE:	Second Amended and Restated Loan and Security Agreement dated as of , 2012 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between JIVE SOFTWARE, INC. (“Borrower”), and SILICON VALLEY BANK (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Credit Extensions specified herein, that:

1. The date of the [conversion] [continuation] is                     , 20    .

2. The type of Credit Extensions to be converted or continued are             (Advances or Term Loan Advances).

3. The aggregate amount of the proposed Credit Extensions to be [converted] is $            or [continued] is $            .

4. The Credit Extensions are to be [converted into] [continued as] [LIBOR] [Prime Rate] Credit Extensions.

5. The duration of the Interest Period for the LIBOR Credit Extensions included in the [conversion] [continuation] shall [30/60/90] days.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b) no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

BORROWER:

JIVE SOFTWARE, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

EXHIBIT D

COMPLIANCE CERTIFICATE

Date:

TO: SILICON VALLEY BANK

FROM: JIVE SOFTWARE, INC.

The undersigned authorized officer of JIVE SOFTWARE, INC. (“Borrower”) certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending             with all required covenants except as noted below; (2) there are no Events of Default except as noted below; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, have timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that the attached financial statements are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly consolidating financial statements	Quarterly within 45 days	Yes No
Annual financial statement (CPA Audited)	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Quarterly Compliance Certificate	Contemporaneously with delivery of the 10-Q and 10-K	Yes No

Financial Covenant	Required	Actual	Complies
Maintain as of the last day of each applicable quarter:
Adjusted EBITDA (tested in 2012 and 2013)	$ *	$	Yes No N/A
Adjusted Quick Ratio	> :1.0**	:	Yes No
Fixed Charge Coverage Ratio (tested in 2014 and thereafter)	> 1.50 : 1.0	:	Yes No N/A
Total Leverage Ratio (tested in 2014 and thereafter)	< 2.50 :1.0	:	Yes No N/A

*	As set forth in Section 6.7(a) of the Agreement.
**	As set forth in Section 6.7(b) of the Agreement.

Performance Pricing/Unused Revolving Line Margin	Required	Actual	Eligible?
Adjusted Quick Ratio (quarterly)	> 2.75:1.0	:1.0	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BANK USE ONLY

BORROWER:	Received by:
JIVE SOFTWARE, INC.		AUTHORIZED SIGNER

Date:
By:
Name:	Verified:
Title:		AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Adjusted EBITDA (Section 6.7(a)) (tested quarterly)

Required: Adjusted EBITDA on a cumulative basis for each calendar year, of at least (i) ($20,000,000.00) for the calendar year ending December 31, 2012, and (ii) $0.00 for the calendar year ending December 31, 2013

A.	Net Income	$

B.	To the extent included in the determination of earnings for such period

	1. Interest Expense	$

	2. income tax expense	$

	3. depreciation expense	$

	4. amortization expense	$

	5. The sum of lines 1 through 4	$

C.	Non-recurring expenses or charges that do not represent a cash item in such period or any future period, including stock based compensation and any purchase accounting adjustments	$

D.	Impairment of goodwill, intangible and tangible assets previously approved by Bank	$

E.	Other adjustments approved by Bank on a case-by-case basis	$

F.	Any increase in Deferred Revenue from the prior period	$

G.	Any decrease in Deferred Revenue from the prior period	$

H.	Unfunded Capital Expenditures	$

I.	Adjusted EBITDA (line A plus line B.5 plus line C plus line D plus line E plus line F minus line G minus Line H)	$

Is line I equal to or greater than the amount applicable above?

No, not in compliance	Yes, in compliance

II. Adjusted Quick Ratio (Section 6.7(b) (tested quarterly))

Required: (i) At all times through and including December 31, 2013, 2.0 to 1.0, and (ii) at all times on and after January 1, 2014, 1.50 to 1.0

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrower maintained with Bank	$

B.	Aggregate value of unrestricted and unencumbered cash or Cash Equivalents deposited with or invested through a third party in investments with maturities of fewer than twelve (12) months so long as a Control Agreement satisfactory to Bank has been executed and delivered with respect to such deposits or investments	$

C.	Aggregate value of the net billed accounts receivable of Borrower	$

D.	Quick Assets (the sum of lines A through C)	$

E.	Aggregate value of Loan Obligations to Bank	$

F.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line E above that matures within one (1) year	$

G.	Current Liabilities (the sum of lines E and F)	$

H.	Current portion of Deferred Revenue	$

I.	Line G minus line H	$

J.	Adjusted Quick Ratio (line D divided by line I)

Is line J equal to or greater than the amount applicable above?

No, not in compliance	Yes, in compliance

III. Fixed Charge Coverage Ratio (Section 6.7(c)) (tested quarterly, starting in 2014)

Required: 1.50 to 1.0

*All	values are for the immediately preceding 12 month period unless otherwise specified

A.	Net Income	$

B.	To the extent included in the determination of earnings for such period

	1. Interest Expense	$

	2. income tax expense	$

	3. depreciation expense	$

	4. amortization expense	$

	5. The sum of lines 1 through 4	$

C.	Non-recurring expenses or charges that do not represent a cash item in such period or any future period, including stock based compensation and any purchase accounting adjustments	$

D.	Impairment of goodwill, intangible and tangible assets previously approved by Bank	$

E.	Other adjustments approved by Bank on a case-by-case basis	$

F.	Any increase in Deferred Revenue from the prior period	$

G.	Any decrease in Deferred Revenue from the prior period	$

H.	EBITDA (line A plus line B.5 plus line C plus line D plus line E plus line F minus line G)	$

I.	Consolidated Interest Expense and Taxes	$

J.	The sum of all principal payments due for immediately following 12 month period on Funded Debt	$

K.	Fixed Charge Coverage Ratio (line H divided by (the sum of lines I and line J)		:1.0

Is line K equal to or greater than 1.50 to 1.0?

No, not in compliance	Yes, in compliance

IV. Total Leverage Ratio (Section 6.7(d)) (tested quarterly, starting in 2014)

Required: Less than or equal to 2.50 to 1.0

*	The values in B, C and D below are for the immediately preceding 12 month period

A.	Funded Debt (all (a) borrowed money (whether direct or indirect) incurred, assumed, or guaranteed, plus (b) all capital lease obligations, plus (c) all synthetic lease obligations, plus (d) all obligations, contingent or otherwise, under any letters of credit, plus (e) all obligations for the deferred purchase price of capital assets, plus (f) all obligations under conditional sales agreements; provided, however, Funded Debt shall not include (i) Borrower’s obligations under operating leases, and (ii) Borrower’s obligations under guarantees provided in respect of operating leases of Borrower’s Subsidiaries), but excluding the principal amount of any Subordinated Debt	$

B.	Net Income	$

C.	To the extent included in the determination of earnings for such period

	1. Interest Expense	$

	2. income tax expense	$

	3. depreciation expense	$

	4. amortization expense	$

	5. The sum of lines 1 through 4	$

D.	Non-recurring expenses or charges that do not represent a cash item in such period or any future period, including stock based compensation and any purchase accounting adjustments	$

E.	Impairment of goodwill, intangible and tangible assets previously approved by Bank	$

F.	Other adjustments approved by Bank on a case-by-case basis	$

G.	Any increase in Deferred Revenue from the prior period	$

H.	Any decrease in Deferred Revenue from the prior period	$

I.	EBITDA (line B plus line C.5 plus line D plus line E plus line F plus line G minus line H)	$

J.	Total Leverage Ratio (line A divided by line I)	:1.0

Is line J less than or equal to 2.50 to 1.0?

No, not in compliance	Yes, in compliance